EXHIBIT 99.1
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          PALWEB REPORTS RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2004

Monday, March 22, 2004

DALLAS - (BUSINESS WIRE) - March 22, 2004 - PalWeb Corporation (OTCBB: PLWB -
News) announced today that its sales increased to $2,390,720 for the third quarter ended February 29, 2004, compared to $407,004 for the comparable quarter last year, representing an increase of 487%. PalWeb also reported a net loss to common shareholders for the quarter ended February 29, 2004, of $(229,635), or $(0.02) per share, versus $(759,689), or $(0.15) per share, for the same quarter last year. PalWeb's EBITDA (earnings (loss) before interest (including preferred dividends), taxes, depreciation and amortization) for the quarter ended February 29, 2004, is $136,755 versus ($377,322) for the same period last year. PalWeb's increased sales for the quarter ended February 29, 2004 compared to the same quarter last year are primarily attributable to its recent acquisition of Greystone Plastics, Inc.

"We are very pleased with our improvement in sales and reduced net loss and that the company realized a positive EBITDA for this recently completed quarter," said Warren Kruger, President and CEO of PalWeb Corporation. "In the quarter ended February 29, 2004, the company's sales increased by $293,005 compared to the quarter ended November 30, 2003, which was driven largely by increased orders from our existing customer base. During the recently completed quarter, we also received a promising initial order from Big Cola, one of Mexico's largest cola producers."

Mr. Kruger continued, "We achieved higher revenues while we continued to consolidate our facilities in Iowa. Our team is working diligently to reestablish production on our patented extrusion equipment at the Bettendorf, Iowa facility. In addition to combining pallet production operations, we have determined that we should realize additional cost savings by closing down our grinding operation in Dallas and consolidating it in Iowa. We should begin to see the benefits of these initiatives in the next two quarters."

NON-GAAP FINANCIAL MEASURE
This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income (loss) available to common shareholders before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

ABOUT PALWEB CORPORATION
PalWeb Corporation develops, manufactures and sells high quality plastic pallets that provide innovative logistics solutions needed by a wide range of industries, such as the food and beverage, pharmaceuticals, automotive, chemical and consumer products industries, and large injection molding machines and systems. For more information, visit PalWeb online at http://www.palweb-plwb.com.

FORWARD-LOOKING STATEMENTS
This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that PalWeb expects, believes or anticipates will or may occur in the future, including decreased costs, the profitability of PalWeb, potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. The forward-looking statements above could be affected by any of the following factors: PalWeb's

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prospects could be affected by changes in availability of raw materials, competition, rapid technological change and new legislation regarding environmental matters; PalWeb may not be able to secure additional financing necessary to sustain and grow its operations; and a material portion of PalWeb's business is and will be dependent upon a few large customers and there is no assurance that PalWeb will be able to retain such customers. These risks and other risks that could affect PalWeb's business are more fully described in its reports filed with the Securities and Exchange Commission, including PalWeb's Form 10-KSB for the fiscal year ended May 31, 2003. Actual results may vary materially from the forward-looking statements. PalWeb undertakes no duty to update any of the forward-looking statements in this release.


                               PALWEB CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Three Months Ended
                                                         February 29/28,
                                                -------------------------------
                                                    2004                2003
                                                -------------------------------
     Sales                                      $ 2,390,720         $   407,004

     Gross Profit (Loss)                            356,767            (106,883)

     Operating Profit (Loss)                        (96,846)           (406,236)

     Net Loss                                      (139,010)           (532,840)

     Preferred dividends                             90,625             226,849

     Net Loss to Common Shareholders               (229,635)           (759,689)

     Per Share of Common Stock                        (0.02)              (0.15)

     Average Shares of Common Outstanding        12,790,000           5,179,000


                        PALWEB CORPORATION
               SUPPLEMENTAL STATISTICAL INFORMATION

     Net Loss to Common Shareholders            $  (229,635)        $  (759,689)
     Add Back:
        Interest expense, including preferred
         dividends                                  245,506             353,453
        Provision for income taxes                      --                  --
        Depreciation and amortization               120,884              28,914
                                                -----------         -----------
     EBITDA (A)                                 $   136,755         $  (377,322)

          (A) EBITDA represents income (loss) before income taxes plus interest, depreciation and amortization. The Company has included preferred dividends with interest expense. The EBITDA presented above while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.


Corporate Contact:                            Investor Relations Contact:
------------------                            ---------------------------
PalWeb Corporation                            The Investor Relations Group, Inc.
Warren F. Kruger, President & CEO             Jane Lin / John Nesbett
918-583-7441                                  212-825-3210